Exhibit 14

Athlon Acquisition Corp.

Code of Conduct

Code of Conduct. This Code of Conduct and our company values represent the standards by which we all must operate. All employees of Athlon Acquisition Corp. or any subsidiary of Athlon Acquisition Corp. (collectively, “Athlon”), as well as Athlon’s officers and Board members, must abide by this Code of Conduct. We also expect Athlon’s contractors, consultants, suppliers, and agents to abide by our Code of Conduct in connection with their work for Athlon.

We operate with honesty and integrity. We are open, transparent, and honest. We keep our commitments to each other, to our customers, and to our partners. We endeavor to communicate with our customers, partners, fellow employees, and suppliers in an honest and unambiguous way, and to avoid making any misstatements of fact, making misleading or exaggerated communications, or creating false impressions. We may make mistakes, but we quickly admit and correct them.

We treat others fairly and respectfully. We foster a respectful work environment free from any form of discrimination, harassment, and intimidation. We provide equal opportunity in all aspects of employment. We do not tolerate discrimination, harassment, violence, or threatening behavior of any kind. We treat everyone—fellow employees, customers, partners, and other stakeholders—with dignity and respect.

We uphold human rights. We respect human rights, provide fair working conditions, and prohibit the use of any forced, compulsory, or child labor by or for Athlon.

We are responsible and law abiding. We follow the law. This includes all applicable international, national, and local laws, rules, and regulations. We report wrongdoing, including fraud or illegal acts, if we encounter it.

We prohibit bribery. Athlon’s policy against bribery is clear—we never make or accept bribes to advance our business. A bribe is something of value that is offered or given to improperly influence a decision. Bribes often consist of money, but they could also be disguised as gifts, trips, entertainment, charitable donations, favors, or jobs. We do not offer or give anything of value for an improper or corrupt purpose, whether in dealings with a government official or the private sector, and regardless of the norms of local custom.

We avoid conflicts of interest. We have a responsibility to make sound business decisions strictly on the basis of Athlon’s best interests without regard to our personal interests. A conflict of interest can occur when our personal activities, investments, or associations compromise our judgment or ability to act in the best interest of Athlon. We avoid conflicts of

Athlon Acquisition Corp.

Code of Conduct

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interest, or even the appearance of a conflict of interest.

We always disclose any relationships, associations, or activities that may create actual, potential, or perceived conflicts of interest to Athlon’s legal counsel as soon as we become aware of any potential for such conflict.

We respect corporate opportunities. We may not take for ourselves opportunities that are discovered through the use of Athlon property, information, or position, and we will not use Athlon property, information, or position for personal gain, or compete with Athlon in any manner. We owe Athlon a duty to advance its legitimate business interests when business opportunities arise.

We prohibit insider trading. Federal law prohibits both trading on the basis of material non-public information and “tipping” others by providing material non-pubic information to them. Material non-public information is information that has not been released to the public and which a reasonable investor would find useful in determining whether to buy or sell stock, e.g., financial results, sales results, acquisitions, customer wins or losses, or changes in senior management. We do not buy or sell stock on the basis of material non-public information, or pass such information to any others, including friends or family.

We safeguard confidential information and protect employee privacy. We are committed to protecting the confidential, proprietary, and private information of our employees, customers, partners, and others with whom we do business. We respect and safeguard the private information and intellectual property entrusted to us by our fellow employees, customers, and third parties, using it only for legitimate business purposes and in accordance with all applicable laws and governing contracts. We are all also responsible for protecting Athlon’s confidential information. The loss of confidential information can be extremely damaging to Athlon. We do not disclose any confidential Athlon information without a valid business purpose and proper authorization by our legal counsel. Our obligations in this respect continue even if our employment or other relationship with Athlon ends.

We are committed to a safe and healthy workplace. We are committed to providing a clean, safe, healthy, secure, and drug-free workplace. Our employees have responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and by reporting accidents, injuries and unsafe conditions, procedures, or behaviors. We do not tolerate violence and threatening behavior. We prohibit the use, possession, sale, or being under the influence of any illegal substance at Athlon or when representing Athlon in any capacity or conducting Athlon business.

We maintain accurate and complete business and financial records. We create and maintain financial records in accordance with applicable legal requirements and generally accepted accounting practices. Our SEC reports, disclosures, and other public communications must be full, fair, accurate, timely, and understandable. We are each responsible for complying with all

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financial controls and policies. We each acknowledge our responsibility to make sure that appropriate personnel are made aware in a timely manner of any fact or issue that might have a material impact on our financial statements or disclosures.

We represent Athlon to the public only when authorized. Only those authorized to do so may speak to the press and members of the financial community about Athlon. Authorized individuals are the CEO and CFO.

We use social media wisely. We use social media appropriately and responsibly. We do not disclose confidential Athlon information or the confidential information of our customers, suppliers, business partners, or other employees. Only those authorized may speak for Athlon, including through social media channels.

We deal fairly. We endeavor to deal fairly with our customers, suppliers, competitors, and employees. We should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation, or any other unfair-dealing. Applicable laws specifically prohibit us from colluding with a competitor. When interacting with a competitor, questions about whether our actions are proper and in compliance with the law should be directed to our legal counsel.

We protect and properly use Athlon assets. Theft, carelessness, and waste have a direct impact on our profitability. We use Athlon assets for legitimate business purposes, and in particular, will use Athlon’s information systems assets in a responsible manner.

We respect the environment. We conduct our business in an environmentally responsible and sustainable manner, and we are committed to complying with all applicable environmental laws.

Waivers of the Code of Conduct. Waivers of our Code of Conduct must be approved in writing. Waivers for Board members and executive officers require Board approval and must be disclosed as required, while waivers involving any other employee, agent, or contractor require the approval of our legal counsel.

Violations of the Code, Policies, or the Law. Anyone who violates the law, our Code of Conduct, or other policies or procedures may be disciplined, including termination of employment and/or his or her business relationship with Athlon, in accordance with local legal requirements. Certain violations of this Code of Conduct may be violations of the law, which may result in civil or criminal penalties, and Athlon will cooperate fully with the appropriate authorities in these situations.

We use common sense and ask questions if necessary. We use common sense in our business dealings and in upholding this Code of Conduct. If we have any questions regarding the matters discussed in this Code of Conduct, we promptly contact our manager or our legal counsel for answers.

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Report Violations. If we witness—or even suspect—a violation of our Code of Conduct, policies, or the law, we promptly report it to our manager or our legal counsel.

No Retaliation. Athlon takes its non-retaliatory culture very seriously and will not allow anyone to take adverse action, threaten, intimidate, or retaliate if one of us reports a violation or suspected violation in good faith, or cooperates in an investigation. Athlon considers retaliation itself a violation of this Code of Conduct and will respond accordingly.

Reporting Outside the United States. In some locations outside of the United States, anonymous reporting of certain types of issues may not be allowed by local law. If local law prohibits or restricts anonymous reporting, you should reveal your identity when making a report. In those situations, your identity will be kept confidential (unless prohibited by local law), and you will have a right to access and modify your report. If you are in doubt about the requirements of your local law, please contact our legal counsel.

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